EXHIBIT 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:54 AM 04/30/2019
FILED 11:54 AM 04/30/2019
SR 20193343334 - File Number 2155494

Certificate of Amendment
of
Amended and Restated Certificate of Incorporation
of
WSFS Financial Corporation

WSFS Financial Corporation (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: that on February 28, 2019, at a meeting of the Board of Directors of the Company, the Board duly adopted a resolution setting forth the following proposed amendment to the Company's Certificate of Incorporation and declaring its advisability:

RESOLVED, that as recommended by the Capital Committee, the Board hereby deems it advisable and in the best interest of the Company that Article FOURTH, Section A of the Company's Amended and Restated Certificate of Incorporation be amended to read in its entirety as follows:

"A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is ninety-seven million five hundred thousand (97,500,000), consisting of:
(a) seven million five hundred thousand (7,500,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock"); and
(b) ninety million (90,000,000) shares of Common Stock, par value one cent ($.01) per share (the "Common Stock")."

SECOND: that thereafter, pursuant to resolution of the Company's Board of Directors, the annual meeting of the stockholders of the Company was duly called upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, and such meeting was held on April 25, 2019, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: that said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed this 30th day of April, 2019.

WSFS FINANCIAL CORPORATION

By: John L. Olsen

Name: John L. Olsen

Title: General Counsel and S.V.P.